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                                                                     Exhibit 3.1

                              HANOVER DIRECT, INC.

                AMENDMENT TO BYLAWS ADOPTED BY RESOLUTION OF THE
                     BOARD OF DIRECTORS ON APRIL 29th, 2004

      RESOLVED that the second sentence of Article II, Section 4(d) of the By-laws of the Company be and it hereby is amended to read as follows: "Written or oral notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat; provided that two business days notice shall be considered sufficient time for notice."